Tina Barry
                                                            (972) 281-1484


                      Kimberly-Clark Reports Fourth Quarter Earnings



                    Excluding Nonoperating Items, Fourth Quarter 1998

                  Earnings Were a Record 69 Cents Per Share, an Increase

                                of 11.3 Percent From 1997;

                  Pretax Savings of $50 Million Expected From Additional

                                 Facility Consolidations


                 DALLAS, January 26, 1999 -- Kimberly-Clark Corporation (KMB:NYSE) today announced that earnings from operations for the fourth quarter of 1998 were 69 cents per share, an all-time quarterly record and an increase of 11.3 percent compared with 62 cents per share in the fourth quarter of 1997. The increase was driven by improved results in Europe, higher earnings in the company's tissue businesses in North America, and continued strong growth in Latin America and professional health care.

                      Including nonoperating charges for facility
                 consolidations of 16 cents per share and costs to complete the 1997 restructuring plan of 9 cents per share, the company reported net income of 44 cents per share in the fourth quarter of 1998.

                      Wayne R. Sanders, chairman and chief executive
                 officer of Kimberly-Clark, said: "We showed solid financial improvement in the fourth quarter, wrapping up 1998 with operating profit margins, excluding restructuring plan costs and other nonoperating charges, at the highest level in the company's history. Cash flow remained very strong. And I am particularly encouraged by our progress in Europe, where each of our major businesses turned in better results - clearly, our plan to improve earnings in that region is working. At the same time, successful product introductions, such as new Kleenex Cottonelle bathroom tissue and Kleenex Scottfold hand towels, along with good cost savings, propelled earnings growth in our North American tissue business. In addition, our professional health care business and Latin American region continued to deliver strong double-digit increases in sales and earnings.

                      "During the fourth quarter, we also began to
                 implement plans for additional facility consolidations -- some of which have already been announced. With these moves, we will have completed a three-year process of redesigning and rationalizing our asset base -- eliminating excess, high-cost capacity and consolidating our operations into fewer, larger and more efficient facilities. We have realized significant savings through this process, with more savings to come. Equally important, our reconfigured operations give us the right technologies in the right locations to support the future growth of our businesses."

                      Sales of $3.1 billion for the fourth quarter were
                 up 0.6 percent compared with 1997. However, sales would have risen more than 3 percent had foreign exchange rates remained constant and if the revenues of K-C Aviation Inc., which was sold in the third quarter of 1998, were excluded. Worldwide sales volumes were 2 percent higher. Selling prices also increased 2 percent, but were partially offset by a shift in the mix of products sold.

                      The company reported operating profit of $379.8
                 million in the fourth quarter of 1998 and an operating loss of $202.0 million in the fourth quarter of 1997. Excluding the costs of the 1997 restructuring plan and other nonoperating charges described below, fourth quarter operating profit was $553.6 million in 1998 compared with $499.2 million in 1997, an increase of
                 10.9 percent.

                      In the fourth quarter of 1997, the company
                 announced a restructuring plan with a total pretax cost of $810 million. The company previously recorded pretax costs of $701.2 million in the fourth quarter of 1997 and $58.2 million in the first nine months of 1998, of which $220.1 million and $6.3 million, respectively, were included in cost of products sold.
                 The final $50.6 million of costs to complete the plan were recorded in the fourth quarter of 1998, of which $1.0 million was included in cost of products sold.
                 The company realized greater than expected savings from this plan in 1998 and now estimates pretax savings in the year 2000 will approximate $220 million as compared to its original estimate of $200 million. Restructuring plan costs reduced fourth quarter net income by $48.1 million, or 9 cents per share, in 1998 and $503.1 million, or 91 cents per share, in 1997.

                      Additionally, in the fourth quarter of 1998, the
                 company recorded nonoperating pretax charges of $123.2 million primarily to further align tissue manufacturing capacity with demand in Europe, to close a diaper manufacturing facility in North America and to shut down and dispose of a tissue machine in Thailand. The charges, which are mainly noncash write-offs, were included in cost of products sold and reduced net income by $86.1 million, or 16 cents per share. Annual pretax savings from these actions are expected to increase to approximately $50 million in 2001.

                      The key factors affecting fourth quarter results
                 for the company's business segments are summarized below (operating profit comparisons exclude restructuring plan costs and nonoperating charges). The business segments - tissue; personal care; and health care and other - reflect the company's new global organization structure. Financial information for all prior periods has been reclassified for consistency.

                      Tissue - Fourth quarter sales of tissue products declined 2 percent from 1997. Selling prices were higher for consumer tissue products in North America and sales volumes improved in Latin America. However, lower sales of tissue products in Asia, due to economic turmoil in the region and changes in currency exchange rates, and a decline in sales of private label products in Europe more than offset the gains in North America and Latin America. Fourth quarter 1998 operating profit for tissue products rose 2 percent compared with 1997, despite the overall decline in sales. The main factors accounting for the improvement were the higher selling prices in North America, along with restructuring and other cost savings. Lower costs boosted fourth quarter profits of the company's European tissue operations to the highest level since the fourth quarter of 1996.

                      Personal Care - Sales of personal care products in the fourth quarter were 4 percent greater than in 1997. Sales volumes increased 5 percent and selling prices were up over 2 percent, while foreign currency effects, mainly in Asia and Russia, reduced sales by 3 percent. Strong volume growth continued in Latin America, and product improvements led to higher sales volumes of diapers, training and youth pants, and feminine care and incontinence care products in North America. However, diaper sales volumes in Europe were below last year's levels as the company completed the transition to new unisex products. Personal care operating profit increased 15 percent, mainly attributable to the gain in sales and lower costs for the diaper and feminine care businesses in Europe.

                      Health Care and Other - Sales of health care and other products declined 2 percent from the fourth quarter of 1997. However, excluding the revenues of K-C Aviation, sales climbed 22 percent, due primarily to continued growth in professional health care, driven, in large part, by the December 1997 acquisition of Tecnol Medical Products, Inc. Segment operating profit moved sharply higher, up 44 percent, as cost savings and merger synergies from the Tecnol acquisition supplemented the sales improvement.

                      Interest expense in the fourth quarter of 1998
                 increased $4.4 million from the prior year primarily due to an increase in the level of debt. As of the end of the year, net debt was $2.3 billion in 1998, compared with $2.2 billion in 1997. During the year, the company repurchased 19.5 million shares of common stock, including 4.0 million shares during the fourth quarter, at a cost of approximately $900 million.

                      Other income and expense, net, in the fourth
                 quarter was an expense of $17.6 million in 1998, consisting principally of charges related to changes in the value of foreign currencies, compared with income of $22.6 million in 1997, which was mainly attributable to a nonoperating gain on the sale of the company's interest in Ssangyong Paper Co., Ltd. of Korea.

                      The company's effective income tax rate in the
                 fourth quarter, excluding restructuring plan costs and nonoperating charges, was 32.0 percent in 1998 and 33.0 percent in 1997.

                      Excluding restructuring plan costs in 1997,
                 Kimberly-Clark's share of net income of equity companies in the quarter was $45.0 million in 1998 compared with $36.7 million in 1997. The increase was primarily attributable to higher earnings at the company's equity affiliates in Latin America and Kimberly-Clark de Mexico, S.A. de C.V.

                      For the year, sales of $12.3 billion in 1998 were
                 down 2.0 percent from $12.5 billion in the prior year. Excluding the sales of divested businesses, however, sales increased slightly. Changes in currency exchange rates reduced sales by approximately 3 percent. Operating profit, before restructuring plan costs and nonoperating charges, of $2,003.7 million in 1998 was essentially even compared with $2,004.4 million in 1997. Diluted earnings per share were $2.11 in 1998 versus $1.61 in 1997. Excluding extraordinary gains in 1997, a one-time charge to net income of 2 cents per share in 1998 to write off the accumulated balance of deferred preoperating and start-up costs in accordance with new accounting requirements, and other nonoperating items in both years, earnings per share from operations were $2.46 in 1998 compared to $2.44 in 1997, an increase of .8 percent.

                      Mr. Sanders said: "1998 was a difficult year for
                 Kimberly-Clark, with well-documented challenges in Europe and Asia. I am proud of the way our organization responded to these challenges with a singular focus on improving earnings and increasing shareholder value. In the second half of the year, we achieved double-digit growth in earnings per share from operations. As a result, we have emerged from the year stronger and better able to capitalize on the core strengths of our well-known brands and proprietary technologies. Our excellent margins and cash generation allow us to invest in growth - funding acquisitions as well as the technology and marketing support behind our increasingly strong brands - which, in turn, will drive increased earnings for our shareholders.

                      "We are committed to improving top-line growth
                 and sustaining double-digit growth in earnings per share from operations. I believe we are superbly positioned to achieve this objective and deliver outstanding shareholder returns in the future."

                      Kimberly-Clark Corporation is a leading global
                 manufacturer of tissue, personal care and health care products. The company's global brands include Huggies, Pull-Ups, Kotex, Depend, Kleenex, Scott, Kimberly-Clark, Kimwipes, WypAll and Tecnol. Other brands well known outside the U.S. include Andrex, Scottex, Page, Popee and Kimbies. Kimberly-Clark also is a major producer of premium business, correspondence and technical papers. The company has manufacturing operations in 39 countries and sells its products in more than 150 countries.

                      Certain matters contained in this news release
                 concerning the business outlook, anticipated financial and operating results, strategies, contingencies and transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. For a description of certain factors that could cause the company's future results to differ materially from those expressed in any such forward-looking statements, see the section of Part I, Item 1 of the company's Annual Report on Form 10-K for the year ended December 31, 1997 entitled "Factors That
                 May Affect Future Results."


                        Kimberly-Clark Web Site: www.kimberly-clark.com

                             KIMBERLY-CLARK CORPORATION
                         (Millions except per share amounts)

       EARNINGS PER SHARE SUMMARY:     Fourth Quarter             Year
                                      Ended December 31   Ended December 31
                                      -----------------   -----------------
                                        1998     1997       1998      1997
                                      ------    ------     ------   -------

       Net Income Per Share - Basic    $.44    $(.26)      $2.12     $1.62

         Adjusted for nonoperating
          items:

          Restructuring and other
            unusual charges......       .09      .91         .16       .91

          Charge for facility
            consolidations.......       .16       --         .16        --

          Write-off of intangible
            and other assets.....        --       --         .13        --

          Gain on sale of
            K-C Aviation Inc.....        --       --        (.14)       --

          Asset disposals .......        --     (.03)         --      (.09)

          Change in the value of
            the Mexican peso.....        --       --         .02        --

          Cumulative effect of
            accounting change, net
            of income taxes......        --       --         .02        --

          Rounding ..............        --       --        (.01)       --
                                       -----   ------      -----     -----

       Earnings Per Share
           - Operations ..........      $.69    $ .62      $2.46     $2.44
                                       =====   ======      =====     =====



       OTHER INFORMATION:                   1998       1997      Change
                                          -------    -------    --------

       Net Debt to Capital ..........       36.4%      33.5%     + 8.7%

       TWELVE MONTHS ENDED DECEMBER 31

       Cash Dividends Declared Per Share  $ 1.00     $  .96      + 4.2%

       Capital Spending..............      669.5      944.3      -29.1%




       See Notes to Financial Summaries
       Unaudited

                             KIMBERLY-CLARK CORPORATION
                          FOURTH QUARTER ENDED DECEMBER 31
                         (Millions except per share amounts)

                                                 1998      1997    Change
                                               --------  --------  ------

       Net Sales ..........................    $3,108.2  $3,089.4  + 0.6%
        Cost of products sold  ............     1,970.3   2,106.9  - 6.5%

       Gross Profit .......................     1,137.9     982.5  +15.8%
        Advertising, promotion and
          selling expenses  ...............       476.1     471.4  + 1.0%
        Research expense  .................        62.9      61.8  + 1.8%
        General expense  ..................       161.3     165.4  - 2.5%
        Goodwill amortization  ............         8.2       4.8  +70.8%
        Restructuring and other
          unusual charges  ................        49.6     481.1    N.M.
                                               --------   -------

       Operating Profit (Loss).............       379.8    (202.0)   N.M.
        Interest income  ..................         5.3       6.9  -23.2%
        Interest expense  .................       (50.9)    (46.5) + 9.5%
        Other income (expense), net .......       (17.6)     22.6    N.M.
                                               --------   -------

       Income (Loss) Before Income Taxes ..       316.6    (219.0)   N.M.
        Provision (Credit) for income taxes       117.3     (31.0)   N.M.
                                               --------   -------

       Income (Loss) Before Equity Interest       199.3    (188.0)   N.M.
        Share of net income of
          equity companies  ...............        45.0      34.5  +30.4%
        Minority owners' share of
          subsidiaries' net (income) loss .        (5.0)      6.5    N.M.
                                               --------   -------


       Net Income (Loss)...................    $  239.3  $ (147.0)   N.M.
                                               ========  ========

       Net Income (Loss) Per Share:



          Basic ...........................    $   0.44  $  (0.26)   N.M.
                                               ========  ========



          Diluted  ........................    $   0.44  $  (0.26)   N.M.
                                               ========  ========




       See Notes to Financial Summaries
       N.M.-Not meaningful
       Unaudited

                             KIMBERLY-CLARK CORPORATION
                           TWELVE MONTHS ENDED DECEMBER 31
                         (Millions except per share amounts)

                                              1998       1997      Change
                                            ---------  ---------   ------

       Net Sales..........................  $12,297.8  $12,546.6   - 2.0%
        Cost of products sold  ...........    7,597.8    7,972.6   - 4.7%
                                            ---------  ---------

       Gross Profit.......................    4,700.0    4,574.0   + 2.8%
        Advertising, promotion and selling
          expenses .......................    1,937.4    1,937.2   + 0.0%
        Research expense  ................      224.8      211.8   + 6.1%
        General expense  .................      726.9      623.9   +16.5%
        Goodwill amortization  ...........       33.3       16.8   +98.2%
        Restructuring and other
          unusual charges  ...............      101.5      481.1     N.M.
                                            ---------  ---------

       Operating Profit...................    1,676.1    1,303.2   +28.6%
        Interest income  .................       24.3       31.4   -22.6%
        Interest expense  ................     (198.7)    (164.8)  +20.6%
        Other income (expense), net  .....      124.4       17.7     N.M.
                                            ---------  ---------

       Income Before Income Taxes.........    1,626.1    1,187.5   +36.9%
        Provision for income taxes .......      561.9      433.1   +29.7%
                                            ---------  ---------

       Income Before Equity Interests.....    1,064.2      754.4   +41.1%
        Share of net income of
          equity companies ...............      137.1      157.3   -12.8%
        Minority owners' share of
          subsidiaries' net income .......      (24.3)     (27.7)  -12.3%
                                            ---------  ---------

       Income Before Extraordinary Gains
         and Cumulative Effect of
          Accounting Change ..............    1,177.0      884.0   +33.1%
        Extraordinary gains, net of
          income taxes ...................         --       17.5     N.M.
        Cumulative effect of accounting
          change, net of income taxes ....      (11.2)        --     N.M.
                                            ---------  ---------

       Net Income.........................  $ 1,165.8  $   901.5   +29.3%
                                            =========  =========

       Per Share Basis:

        Basic:
          Income before extraordinary gains
            and cumulative effect of
            accounting change.............  $    2.14  $    1.59        +34.6%
          Extraordinary gains, net of
            income taxes .................         --        .03          N.M.
          Cumulative effect of accounting
            change, net of income taxes...       (.02)        --          N.M.
                                            ---------  ---------

          Net Income  ....................  $    2.12  $    1.62        +30.9%
                                            =========  =========


        Diluted:


          Income before extraordinary gains
            and cumulative effect of
            accounting change ............  $    2.13  $    1.58        +34.8%
          Extraordinary gains, net of
            income taxes .................         --        .03          N.M.
          Cumulative effect of accounting
            change, net of income taxes...       (.02)        --          N.M.
                                            ---------  ---------

          Net Income  ....................  $    2.11  $    1.61        +31.1%
                                            =========  =========



       See Notes to Financial Summaries
       N.M.-Not meaningful
       Unaudited

                             KIMBERLY-CLARK CORPORATION
                            NOTES TO FINANCIAL SUMMARIES

       (1)In the fourth quarter of 1997, the Corporation announced a plan to restructure its worldwide operations ("Announced Plan"), the total pretax cost of which was estimated at $810.0 million. In 1997 the Corporation recorded a pretax charge of $701.2 million ("1997 Charge"). The 1997 Charge increased cost of products sold $220.1 million and reduced operating profit, net income and net income per share by $701.2 million, $503.1 million and $.91, respectively.

          In 1998 the Corporation recorded the remaining costs ("1998 Charge") related to the Announced Plan. During the fourth quarter, the 1998 Charge increased cost of products sold $1.0 million and reduced operating profit, net income and net income per share by $50.6 million, $48.1 million and $.09, respectively. For the year, the 1998 Charge increased cost of products sold $7.3 million and reduced operating profit, net income and net income per share $108.8 million, $86.9 million and $.16, respectively.

       (2)During the fourth quarter of 1998, the Corporation began plans to further align tissue manufacturing capacity with demand in Europe, and to close a diaper manufacturing facility in North America and shut down and dispose of a tissue machine in Thailand. For the fourth quarter and year 1998, these costs increased cost of products sold $123.2 million and reduced operating profit, net income and net income per share $123.2 million, $86.1 million and $.16, respectively.

       (3)In the third quarter of 1998, the carrying amounts of trademarks and unamortized goodwill of certain European businesses were determined to be impaired and were written off. In addition, the Corporation began depreciating the cost of new personal computers (PCs) acquired after September 30, 1998 over two years and, in recognition of obsolescence of its current PCs, wrote off the remaining book value of all PCs acquired prior to 1997. For the year 1998, these write-offs and other nonoperating charges increased cost of products sold and general expense $11.3 million and $84.3 million, respectively, and reduced operating profit, net income and net income per share by $95.6 million, $73.6 million and $.13, respectively.

       (4)Other income (expense), net, for the year 1998 includes a gain on the sale of K-C Aviation Inc. equal to $.14 per share.

          Other income (expense), net, for the year 1997 includes a gain equal to $.03 per share on the sale of the Corporation's 17 percent interest in Ssangyong Paper Co., Ltd., a Korean tissue company.

       (5)Share of net income of equity companies for the year 1998 includes a charge equal to $.02 per share related to the change in the value of the Mexican peso.

          Share of net income of equity companies for the year 1997 includes a net nonoperating gain equal to $.03 per share primarily related to the sale of a portion of the tissue business of Kimberly-Clark de Mexico, S.A. de C.V. ("KCM"). The sale was required by the Mexican regulatory authorities following the 1996 merger of KCM and Scott Paper Company's former Mexican affiliate.

                             KIMBERLY-CLARK CORPORATION
                            NOTES TO FINANCIAL SUMMARIES
                                     (Continued)


       (6)In June 1997, the Corporation sold Scott Paper Limited, a
          50.1 percent-owned Canadian tissue subsidiary. In March 1997, the Corporation sold its Coosa Pines, Alabama, newsprint and pulp manufacturing mill, together with related woodlands. Also in March, the Corporation recorded impairment losses on the planned sales of a pulp manufacturing mill in Miranda, Spain; a recycled fiber facility in Oconto Falls, Wisconsin; a tissue converting facility in Yucca, Arizona; and on an integrated pulp making facility in Everett, Washington. These 1997 transactions were aggregated and reported as extraordinary gains totaling $17.5 million, or $.03 per share, for the year ended December 31, 1997.

       (7)Effective January 1, 1998, the Corporation changed its method of accounting for preoperating and start-up costs to expense these costs as incurred in accordance with new accounting requirements. Previously, these costs on major projects were capitalized and amortized over five years. As required, 1998 first quarter results have been restated to record a charge of $17.8 million for the write-off of deferred preoperating and start-up costs. The cumulative effect of this accounting change is presented on the income statement net of income taxes. This charge reduced reported net income for the first quarter and the year by $.02 per share.

       (8)The average number of common shares outstanding for the year ended December 31, 1998 and 1997 was 550.3 million and 555.9 million, respectively. The number of common shares outstanding as of December 31, 1998 and 1997 was 538.3 million and 556.3 million, respectively.



       Unaudited

                             KIMBERLY-CLARK CORPORATION
                                SELECTED SEGMENT DATA
                                      (Millions)

                               First    Second     Third     Fourth
                              Quarter   Quarter   Quarter   Quarter     Year
                              --------  --------  --------  -------- --------
       1998 NET SALES:

       Tissue................ $1,695.0  $1,606.1  $1,686.8  $1,718.3 $ 6,706.2
       Personal Care.........  1,101.9   1,164.8   1,141.3   1,169.8   4,577.8
       Health Care and Other.    261.3     277.0     281.9     226.9   1,047.1
       Intersegment Sales....     (9.6)     (6.6)    (10.3)     (6.8)    (33.3)
                              --------  --------  --------  --------  --------

       Consolidated.......... $3,048.6  $3,041.3  $3,099.7  $3,108.2 $12,297.8
                              ========  ========  ========  ======== =========



       1998 OPERATING PROFIT(a,b,c):

       Tissue................ $  261.6  $  234.6  $  280.5  $  192.2 $   968.9
       Personal Care.........    166.3     183.1     112.2     159.0     620.6
       Health Care and Other.     41.1      45.8      49.4      52.3     188.6
       Unallocated items - net   (24.7)    (28.1)    (25.5)    (23.7)   (102.0)
                              --------  --------  --------  --------  --------

       Consolidated.......... $  444.3  $  435.4  $  416.6  $  379.8 $ 1,676.1
                              ========  ========  ========  ======== =========


       1997 NET SALES:

       Tissue................ $1,949.1  $1,761.2  $1,726.5  $1,745.9 $ 7,182.7
       Personal Care.........  1,080.6   1,144.5   1,144.7   1,124.0   4,493.8
       Health Care and Other.    217.0     226.9     233.6     230.5     908.0
       Intersegment Sales....     (9.1)     (8.3)     (9.5)    (11.0)    (37.9)
                              --------  --------  --------  --------  --------

       Consolidated.......... $3,237.6  $3,124.3  $3,095.3  $3,089.4 $12,546.6
                              ========  ========  ========  ======== =========


       1997 OPERATING PROFIT (d):

       Tissue................ $  311.5  $  268.6  $  258.6  $ (201.6)$   637.1
       Personal Care.........    212.0     210.3     191.6      22.7     636.6
       Health Care and Other.     40.3      40.1      43.6      12.3     136.3
       Unallocated items - net   (19.5)    (24.6)    (27.3)    (35.4)   (106.8)
                              --------  --------  --------  --------  --------

       Consolidated.......... $  544.3  $  494.4  $  466.5  $ (202.0)$ 1,303.2
                              ========  ========  ========  ======== =========




          (a) Operating profit for 1998 includes the following charges, related to the Announced Plan described in Note 1:

                               First    Second     Third    Fourth
                              Quarter   Quarter   Quarter   Quarter     Year
                              --------  --------  --------  --------  --------

       Tissue................ $    9.1  $   31.2  $    1.9  $   40.6 $    82.8
       Personal Care.........      4.8       7.5       2.3       9.3      23.9
       Health Care and Other.      0.3       0.9       0.2         -       1.4
       Unallocated items - net       -         -         -       0.7       0.7
                              --------  --------  --------  --------  --------

       Consolidated.......... $   14.2  $   39.6  $    4.4  $   50.6 $   108.8
                              ========  ========  ========  ======== =========

                             KIMBERLY-CLARK CORPORATION
                                SELECTED SEGMENT DATA
                                     (continued)


          (b) Operating profit for the third quarter and year 1998 for Tissue, Personal Care and Health Care and Other includes $14.5 million, $80.5 million and $0.6 million, respectively, of the write-off of intangible and other assets as described in Note 3.

         (c) Operating profit for the fourth quarter and year 1998 for Tissue and Personal Care includes $69.9 million and $53.3 million, respectively, of the charge for facility consolidations as described in Note 2.

         (d) Operating profit for the fourth quarter and year 1997 for Tissue, Personal Care, Health Care and Other and Unallocated includes $499.4 million, $169.5 million, $24.0 million and $8.3 million, respectively, of the charge related to the Announced Plan described in Note 1.

       Redefined Business Segments
       ---------------------------

       In the fourth quarter of 1998, the Corporation adopted Statement of Financial Accounting Standards 131 "Disclosure About Segments of an Enterprise and Related Information." This new rule requires companies to report their business segments on the basis of how they are managed rather than on the basis of the products they sell. The Corporation now reports its business in three segments - Tissue, Personal Care and Health Care and Other. Significant changes from prior reporting include the reclassification of wet wipes from Personal Care and premium business and correspondence papers from Newsprint, Paper and Other to the Tissue segment; and professional health care and nonwovens from Personal Care to the Health Care and Other segment. Prior year data has been reclassified to the new reporting basis.

       Description of Business Segments
       --------------------------------

       The Tissue segment manufactures and markets tissue and wipers for household and away-from-home use; wet wipes; printing papers, premium business and correspondence papers; and related products.

       The Personal Care segment manufactures and markets infant, child, feminine and incontinence care products; and related products.

       The Health Care and Other segment manufactures and markets health care products, specialty papers, technical papers, and related products; and other products and services. This segment included the operations of K-C Aviation Inc. up to the date of its disposal in August 1998.



       Unaudited



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